Exhibit 99.1

Breeze Holdings Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

North Richland Hills, TX, November 23, 2020 – Breeze Holdings Acquisition Corp. (NASDAQ: BREZU) (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at a price to the public of $10.00 per unit. The units are expected to commence trading on November 23, 2020 on the Nasdaq Capital Market under the symbol “BREZU.”

Each unit consists of one share of common stock, one right, and one redeemable warrant. Each right entitles the holder to receive one-twentieth of one share of common stock upon the consummation of an initial business combination, and each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock, rights and warrants are expected to be traded on the Nasdaq Capital Market under the symbols “BREZ”, “BREZR” and “BREZW”, respectively.

I-Bankers Securities, Inc. is acting as the sole book-running manager of the offering and Northland Capital Markets is acting as co-manager of the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on or about November 25, 2020, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from I-Bankers Securities, Inc. at 535 5th Ave., 4th Floor, New York, NY 10017.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Breeze Holdings Acquisition Corp.

Breeze Holdings Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. It intends to focus on a business combination with a company in the energy industry in North America.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Breeze Holdings Acquisition Corp.

5324 Davis Blvd.

North Richland Hills, TX 76180

Attention: J. Douglas Ramsey